Federal Signal Q3 2024 Earnings Call October 31, 2024 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Safe Harbor This presentation contains unaudited financial information and various forward-looking statements as of the date hereof and we undertake no obligation to update these forward- looking statements regardless of new developments or otherwise. Statements in this presentation that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic and political uncertainty, risks and adverse economic effects associated with geopolitical conflicts, legal and regulatory developments, foreign currency exchange rate changes, inflationary pressures, product and price competition, supply chain disruptions, availability and pricing of raw materials, interest rate changes, risks associated with acquisitions such as integration of operations and achieving anticipated revenue and cost benefits, work stoppages, increase in pension funding requirements, cybersecurity risks, increased legal expenses and litigation results, and other risks and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non-GAAP financial information. Such items are reconciled herein, in our earnings news release provided as of the date of this presentation or in other investor materials filed with the SEC. 2

Q3 Highlights ** 3 * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures **Comparisons versus Q3 of 2023 • Net sales of $474 M, up $28 M, or 6% (all organic) • Operating income of $75.9 M, up $13.4 M, or 21% • Net income of $53.9 M, up $10.6 M, or 24% • Adjusted EBITDA* of $93.0 M, up $14.5 M, or 18% • Adjusted EBITDA margin* of 19.6%, compared to 17.6% • GAAP Diluted EPS of $0.87, up $0.16, or 23% • Adjusted EPS* of $0.88, up $0.17, or 24% • Orders of $426 M, contributing to Backlog of $1.03 B at end of Q3 • Backlog up $27 M, or 3%

4 Group and Corporate Results $ millions, except % Q3 2024 Q3 2023 % Change ESG Orders 352.7$ 374.8$ -6% Net sales 398.2 373.0 7% Operating income 71.5 57.2 25% Operating margin 18.0% 15.3% Adjusted EBITDA* 87.2 72.0 21% Adjusted EBITDA margin* 21.9% 19.3% SSG Orders 73.2 75.4 -3% Net sales 76.0 73.4 4% Operating income 16.8 13.7 23% Operating margin 22.1% 18.7% Adjusted EBITDA* 17.8 14.6 22% Adjusted EBITDA margin* 23.4% 19.9% Corporate expenses 12.4 8.4 48% Consolidated Orders 425.9 450.2 -5% Net sales 474.2 446.4 6% Operating income 75.9 62.5 21% Operating margin 16.0% 14.0% Adjusted EBITDA* 93.0 78.5 18% Adjusted EBITDA margin* 19.6% 17.6% * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures

Consolidated Statement of Operations 5 $ mill ions, except % and per share Q3 2024 Q3 2023 $ Change % Change Net sales 474.2$ 446.4$ 27.8$ 6% Cost of sales 333.8 328.7 5.1 2% Gross profit 140.4 117.7 22.7 19% SEG&A expenses 60.1 50.6 9.5 19% Amortization expense 3.8 3.9 (0.1) -3% Acquisition and integration related expenses, net 0.6 0.7 (0.1) -14% Operating income 75.9 62.5 13.4 21% Interest expense, net 3.0 5.1 (2.1) -41% Other expense, net 0.3 0.3 - 0% Income tax expense 18.7 13.8 4.9 36% Net income 53.9$ 43.3$ 10.6$ 24% Diluted EPS 0.87$ 0.71$ 0.16$ 23% Diluted adjusted EPS* 0.88$ 0.71$ 0.17$ 24% Gross Margin 29.6% 26.4% SEG&A expenses as a % of net sales 12.7% 11.3% Effective tax rate 25.8% 24.2% * Non-GAAP financial measure. See appendix for additional information on non- GAAP measures, including reconciliation to GAAP measures

Adjusted Earnings per Share *

($ in millions)	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Net income, as reported	$ 53.9	$ 43.3	$ 166.3	$ 111.0
Add:				
Income tax expense	18.7	13.8	34.7	33.5
Income before income taxes	72.6	57.1	201.0	144.5
Add:				
Acquisition and integration-related expenses, net	0.6	0.7	2.3	2.0
Environmental remediation costs of a discontinued operation (1)	-	-	-	0.8
Adjusted income before income taxes	73.2	57.8	203.3	147.3
Adjusted income tax expense (2) (3)	(19.0)	(14.0)	(50.8)	(34.2)
Adjusted net income	**$ 54.2**	**$ 43.8**	**$ 152.5**	**$ 113.1**
Diluted EPS, as reported	$ 0.87	$ 0.71	$ 2.70	$ 1.81
Adjusted diluted EPS	**$ 0.88**	**$ 0.71**	**$ 2.47**	**$ 1.84**

(1) Environmental remediation costs of a discontinued operation in the nine months ended September 30, 2023 relate to estimated environmental clean up costs at a facility associated with a business that was discontinued in 2009. Such charges are included as a component of Other expense, net on the Condensed Consolidated Statements of Operations.

(2) Adjusted income tax expense for the three and nine months ended September 30, 2024 was recomputed after excluding the tax impacts of acquisition and integration-related expenses, net. Adjusted income tax expense for the nine months ended September 30, 2024 also excludes $15.6 million of discrete tax benefits that were recognized in connection with the amendment of certain federal and state tax returns to claim a worthless stock deduction.

(3) Adjusted income tax expense for the three and nine months ended September 30, 2023 was recomputed after excluding the tax impacts of acquisition and integration-related expenses, net, and environmental remediation costs of a discontinued operation.

FEDERAL SIGNAL

** Non-GAAP financial measure. See appendix for additional information on non-GAAP measures.*

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Financial Strength and Flexibility *

Strong capital structure	• Cash and cash equivalents of $74 M • Net debt of ~$158 M ** • In October 2022, executed a five-year, $800 M revolving credit facility, with opportunity to increase further by the greater of (i) $400 M or (ii) 100% of TTM consolidated EBITDA, subject to lenders approval • Net debt leverage remains low • Compliant with all covenants with significant headroom
Healthy cash flow and access to cash facilitate organic growth investment, M&A and cash returns to stockholders	• Generated ~$69 M of cash from operations in Q3 2024, up ~$21 M vs. Q3 2023 • YTD operating cash flow of ~$141 M, up 55% vs. prior year • Paid down ~$25 M of debt during Q3 • ~$557 M of availability under revolving credit facility • Completed acquisition of Standard Equipment Company on October 4, 2024 for initial purchase price of $38.8 M *(Q4 event)* • Anticipating cap ex of $35 M-$40 M in 2024, including investments in our plants to add capacity and gain efficiencies through automation • Paid $7.3 M for dividends in Q3, reflecting dividend of $0.12 per share; recently declared similar dividend for Q4 2024 • $4.4 M of share repurchases in Q3 *(average price of $83.95)*; ~$49 M of authorization remaining under current share repurchase program (~1% of market cap)

** Dollar amounts as of, or for the quarter ending 9/30/2024, unless otherwise noted*

*** Net debt is a non-GAAP measure and is computed as total debt of $231.4 M, less total cash and cash equivalents of $73.7 M*

FEDERAL SIGNAL

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CEO Remarks – Q3 Performance 8 • Outstanding execution by both groups contributed to a record- setting Q3 across consolidated net sales, adjusted EPS* and adjusted EBITDA margin* • Environmental Solutions Group highlights:  YoY net sales growth of 7%; 21% increase in adjusted EBITDA*  260-basis point YoY increase in adjusted EBITDA margin*  Unit production at two largest manufacturing facilities +12% combined YoY  Aftermarket revenues +10% YoY with growth in all categories: parts, services, rental, and used equipment sales; represented 27% of ESG’s Q3 net sales  Net sales of dump truck bodies up 18% YoY • Safety and Security Systems Group highlights:  YoY net sales growth of 4% YoY, driven by increases in net sales of public safety equipment; 22% increase in adjusted EBITDA*  350-basis point YoY increase in adjusted EBITDA margin* • YTD net cash provided by operations improved by 55% YoY  Cash conversion* in Q3 of 128% * Non-GAAP financial measure. See appendix for additional information on non-GAAP measures, including reconciliation to GAAP measures

CEO Remarks: Market Conditions 9 • End-market demand for our products remains healthy, as evidenced by orders of $426 M in Q3 (down 5% YoY) and $1.4 B YTD (flat YoY)  Includes YoY chassis pass-through order headwind of ~$17 M YTD • Domestic publicly-funded orders +8% YoY, with strength in demand for sewer cleaners and public safety equipment • U.S. industrial orders -8% YoY, due to lower orders for new safe-digging trucks  Customers currently favoring rentals and/or used equipment offerings given high-interest rate environment • Excluding safe-digging, other U.S. industrial orders +4% YoY  Dump truck body orders +13% YoY as chassis supply has improved  High demand for road-marking and line-removal products and services • SSG orders strong at $73 M; down 3% YoY with lapping $7 M European fleet order from 3Q23 • Q3 backlog at ~$1.03 B, up 3% YoY; provides excellent visibility for 2025

CEO Remarks: Internal Initiatives

- **Continued execution on M&A growth strategy**
  - Completed acquisition of Standard Equipment on October 4, 2024 for initial purchase price of $38.8 M
  - Expect acquisition to be accretive to 2025 EPS and cash flow
  - Marks 12th acquisition since 2016; surgically evaluating other M&A opportunities
- **Harnessing power of specialty vehicle platform**
  - Continuously optimizing go-to-market strategy across direct, third-party dealer/distribution and exclusive dealer channels
  - Since the acquisition of TowHaul in Q4 2022, our metal extraction support platform has grown net sales by ~60%+ while expanding margins
  - Numerous initiatives underway across all specialty vehicle verticals with focus on market share and margin opportunities
- **Raising SSG EBITDA margin targets to a <u>new range of 18-24%</u>, from 17-21%**
  - Structurally strengthened SSG via numerous investments (capacity, insourcing), our 80/20 process and new product development success
  - Business presents strong foundation for future growth

Consolidated Net Sales by Distribution Channel (FY 2023)[1]


Exclusive Dealer
Direct
~40%
~60%
Third-Party Distribution


GROUND FORCE
WORLDWIDE
TowHaul
Joint Ground Force & TowHaul booth at MINExpo


VACTOR
IMPACT
Vactor iMPACT assisting with relief efforts in Old Fort, NC

1) *Source: Management estimates*

FEDERAL SIGNAL
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Raising 2024 Outlook

- **<u>Raising</u> Full-Year Adjusted EPS[1] Outlook to a <u>new range of $3.30 to $3.40</u>**
  - Increased from the prior range of $3.20 to $3.35
  - New range would represent YoY growth of 28% - 32%, and the highest EPS level in our history
- **<u>Narrowing</u> Full-Year Net Sales outlook to a new range of $1.86 B to $1.88 B** *(previous range $1.85 B to $1.90 B)*
  - Would represent YoY growth of 8% - 9%
- **Double-digit improvement** in pre-tax earnings
- Capital expenditures of $35 M to $40 M

<u>Assumptions</u>

- No significant deterioration in current supply chain conditions; assumes continued improvement in 2024, with steady flow of customer-provided chassis
- No significant increase in current input costs
- Interest expense: ~$13M, without additional M&A
- Q4 effective tax rate ~26%, **<u>excluding</u>** discrete items
- ~62 M weighted average shares outstanding
- Depreciation and amortization expense of ~$64 M - $65M



1. *Adjusted earnings per share ("EPS") is a non-GAAP measure, which includes certain adjustments to reported GAAP net income and diluted EPS. In the three and nine months ended September 30, 2024 and 2023, we made adjustments to exclude the impact of acquisition and integration-related expenses, net, and certain special income tax items, where applicable. In prior years, we have also made adjustments to exclude the impact of environmental remediation costs of a discontinued operation, purchase accounting effects, pension settlement charges, and certain other unusual or non-recurring items. Should any similar items occur in the remainder of 2024, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).*

FEDERAL SIGNAL

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Federal Signal Q3 2024 Earnings Call 12 Q&A October 31, 2024 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer Felix Boeschen, VP, Corporate Strategy & Investor Relations

Investor Information Stock Ticker - NYSE:FSS Company website: federalsignal.com/investors HEADQUARTERS 1333 Butterfield Road, Suite 500 Downers Grove, IL 60515 INVESTOR RELATIONS 630-954-2000 Felix Boeschen VP, Corporate Strategy and Investor Relations fboeschen@federalsignal.com 13

Federal Signal Q3 2024 Earnings Call 14 Appendix

Non-GAAP Measures • Adjusted net income and earnings per share (“EPS”) - The Company believes that modifying its 2024 and 2023 net income and diluted EPS provides additional measures which are representative of the Company’s underlying performance and improves the comparability of results between reporting periods. During the three and nine months ended September 30, 2024 and 2023, adjustments were made to reported GAAP net income and diluted EPS to exclude the impact of acquisition and integration-related expenses, net, environmental remediation costs of a discontinued operation, and certain special income tax items, where applicable. • Adjusted EBITDA and adjusted EBITDA margin - The Company uses adjusted EBITDA and the ratio of adjusted EBITDA to net sales ("adjusted EBITDA margin"), at both the consolidated and segment level, as additional measures which are representative of its underlying performance and to improve the comparability of results across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance. • Consolidated adjusted EBITDA is a non-GAAP measure that represents the total of net income, interest expense, net, acquisition and integration-related expenses, net, other expense, net, income tax expense, and depreciation and amortization expense. Consolidated adjusted EBITDA margin is a non-GAAP measure that represents the total of net income, interest expense, net, acquisition and integration-related expenses, net, other expense, net, income tax expense, and depreciation and amortization expense divided by net sales for the applicable period(s). • Segment adjusted EBITDA is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is a non-GAAP measure that represents the total of segment operating income, acquisition and integration-related expenses, net, and depreciation and amortization expense, as applicable, divided by segment net sales for the applicable period(s). Segment operating income includes all revenues, costs and expenses directly related to the segment involved. In determining segment operating income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. • Cash conversion is a non-GAAP measure that is computed by dividing net cash provided by operating activities by net income (represented as a percentage). The Company believes that cash conversion provides investors with a view of the Company’s ability to convert its earnings into cash. Other companies may use different methods to calculate cash conversion. 15

Consolidated Adjusted EBITDA 16 $ millions, except % Q3 2024 Q3 2023 Net income 53.9$ 43.3$ Add: Interest expense, net 3.0 5.1 Acquisition and integration-related expenses, net 0.6 0.7 Other expense, net 0.3 0.3 Income tax expense 18.7 13.8 Depreciation and amortization 16.5 15.3 Consolidated adjusted EBITDA 93.0$ 78.5$ Net Sales 474.2$ 446.4$ Consolidated adjusted EBITDA margin 19.6% 17.6%

Segment Adjusted EBITDA 17 ESG $ millions, except % Q3 2024 Q3 2023 Operating Income 71.5$ 57.2$ Add: Acquisition and integration-related expenses, net 0.3 0.5 Depreciation and amortization 15.4 14.3 Adjusted EBITDA 87.2$ 72.0$ Net Sales 398.2$ 373.0$ Adjusted EBITDA margin 21.9% 19.3% SSG $ millions, except % Q3 2024 Q3 2023 Operating Income 16.8$ 13.7$ Add: Depreciation and amortization 1.0 0.9 Adjusted EBITDA 17.8$ 14.6$ Net Sales 76.0$ 73.4$ Adjusted EBITDA margin 23.4% 19.9%

Cash Conversion 18 $ in millions, except % Net Cash Provided by Operating Activities - Nine Months Ended September 30, 2024 140.7$ Less: Net Cash Provided by Operating Activities - Six Months Ended June 30, 2024 71.9$ Net Cash Provided by Operating Activities - Three Months Ended September 30, 2024 (A) 68.8$ Net Income - Three Months Ended September 30, 2024 (B) 53.9$ Cash Conversion (A/B) 128%